                                                                     EXHIBIT 5.1



    [Letterhead of Cooley Godward LLP]



April 10, 2000


Jato Communications Corp.
1099 18th Street, Suite 2200
Denver, Colorado 80202

Ladies and Gentlemen:


    You have requested our opinion with respect to certain matters in connection with the filing by Jato Communications Corp. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act of 1933, as amended, and the underwritten public offering of up to 10,263,750 shares of the Company's Common Stock, $.01 par value, which amount includes 1,338,750 shares of Common Stock for which the underwriters have been granted an over-allotment option, all of which will be sold by certain stockholders of the Company (the "Selling Stockholder Shares") and 8,925,000 shares to be sold by the Company (the "Company Shares").



    In connection with this opinion, we have (i) examined and relied upon the Registration Statement, (ii) reviewed the Company's Restated Certificate of Incorporation, as amended and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below, (iii) assumed that the Company Shares to be sold to the underwriters will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law and (iv) examined and relied upon a certificate executed by an officer of the Company to the effect that consideration for the Selling Stockholder Shares was received by the Company in accordance with the applicable Board of Directors' resolutions and any plan or agreement relating to the issuance of such Selling Stockholder Shares, and we have undertaken no independent verification with respect thereto.



    On the basis of the foregoing and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are, and the Company Shares (when issued and paid for in accordance with the purchase agreement filed as an exhibit to the Registration Statement) will be, validly issued, fully paid and nonassessable.


    We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/ JAMES C.T. LINFIELD

James C. T. Linfield